Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Long-Term Incentive Plan, the Advanced Digital Information Corporation 1996 Stock Option Plan, the 1997 Stock Option Plan of Pathlight Technology, Inc., the Advanced Digital Information Corporation Amended and Restated 1999 Stock Incentive Compensation Plan, and the Advanced Digital Information Corporation 2002 Team Member Retention Stock Option Plan of Quantum Corporation of our reports dated June 9, 2006, with respect to the consolidated financial statements and schedule of Quantum Corporation included in its Annual Report (Form 10- K) for the year ended March 31, 2006, Quantum Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Quantum Corporation as of March 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
August 22, 2006